Contact:
Stacey Jurchison
PharmAthene, Inc.
Phone: 410-269-2610
Stacey.Jurchison@PharmAthene.com

PHARMATHENE PROVIDES UPDATE
ON NYSE AMEX LISTING COMPLIANCE PLAN

ANNAPOLIS, MD – July 30, 2010 – PharmAthene, Inc. (NYSE Amex: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today announced that on July 26, 2010 it received a letter from the NYSE Amex LLC, stating that PharmAthene is not in compliance with the continued listing standards specified in Sections 1003(a)(i), (ii) and (iii) of the NYSE Amex Company Guide, because it has stockholders’ equity of less than $2.0 million, $4.0 million and $6.0 million and losses from continuing operations and/or net losses in two of its three most recent fiscal years, three of its four most recent fiscal years and its five most recent fiscal years, respectively.

Under Section 1003(a) of the Company Guide, the NYSE Amex would not normally consider suspending dealings in, or removing from listing, the securities of an issuer which is below the minimum stockholders’ equity requirements if the issuer sustains a total market capitalization of at least $50 million, among other things.  PharmAthene’s market capitalization, as defined by NYSE Amex rules and using the closing share price on July 27, 2010 of $1.45, is approximately $47.6 million.

The NYSE Amex stated in its letter that in order to maintain its listing, PharmAthene must submit a plan by August 26, 2010, addressing how it intends to regain compliance with Sections 1003(a)(i), (ii) and (iii) of the Company Guide by January 26, 2012.  If the NYSE Amex accepts the plan, PharmAthene will be able to continue its listing during such time and will be subject to continued periodic review by the NYSE Amex staff.  If the plan is not submitted on a timely basis, is not accepted or is accepted but PharmAthene does not make progress consistent with the plan during the plan period, the NYSE Amex could initiate delisting proceedings.  PharmAthene may appeal any delisting determination before a listings qualifications panel of the NYSE Amex and in turn request a review of the decision of such panel by the exchange’s Committee on Securities.

PharmAthene intends to prepare and submit its compliance plan to the NYSE Amex.  PharmAthene expects that its common stock will continue to trade without interruption on the NYSE Amex; however, the trading symbol for PharmAthene’s common stock will have an indicator (.BC) as an extension to signify noncompliance with the continued listing standards, until PharmAthene has regained compliance.

Eric Richman, PharmAthene’s interim Chief Executive Officer, noted, “The NYSE Amex has not commenced any delisting proceedings against us and we are fully confident that our plan for continuing compliance will be adequate and that we will regain compliance with the affected listing requirements in the future.”

Statement on Cautionary Factors
Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; “will”; “project”; “potential”; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law.  Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company's development programs, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, challenges related to the submission or implementation of our NYSE Amex compliance plan as well as risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission (the "SEC").

Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

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